Exhibit 99.1

CONTACT:

William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING TO SELL

ARGOSY CASINO-BATON ROUGE FOR $150 MILLION

Wyomissing, PA (June 20, 2005) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it has entered into an agreement with a subsidiary of Columbia Sussex Corporation whereby immediately subsequent to the completion of the merger of Penn National and Argosy Gaming Company (AGY: NYSE), Argosy Gaming Company and the Columbia Sussex unit will execute a securities purchase agreement.  Under the securities purchase agreement, the Columbia Sussex unit will purchase the Argosy Casino-Baton Rouge casino property from Argosy Gaming Company (which would then be a wholly owned subsidiary of Penn National) for $150 million in cash.  The Columbia Sussex Corporation subsidiary has provided a $15 million deposit toward the purchase price.  Columbia Sussex Corporation has guaranteed the financing for the transaction.  The sale of Argosy Casino-Baton Rouge is subject to the completion of the Penn National/Argosy Gaming merger, purchase price adjustments, other customary closing conditions and regulatory approvals.

Penn National Gaming previously reported that it was continuing to work with various state gaming boards and the Federal Trade Commission to obtain their required approvals to complete the Argosy Gaming Company transaction and that it elected to divest Argosy Casino-Baton Rouge to expedite securing necessary approvals.  Penn National expects to complete the Argosy Gaming transaction in the third quarter of 2005.

The value of the transaction represents a multiple of approximately 8.2 times and 7.4 times Argosy Casino-Baton Rouge’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve month periods ended December 31, 2004 and March 31, 2005, respectively.

Argosy Casino-Baton Rouge features a three-level riverboat casino, with over 870 slot machines and 30 table games, a 300-room Sheraton hotel, four food and beverage outlets, 40,000 square feet of meeting space and approximately 150,000 square feet of leasable retail space.

Penn National intends to use the approximately $125 million in net after-tax proceeds from the sale to reduce debt.  The property will be reported as assets held for sale until closing.

Bear, Stearns & Co. Inc. acted as exclusive financial advisor to Penn National in connection with this transaction.  Libra Securities, LLC acted as exclusive financial advisor to Columbia Sussex in connection with this transaction.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn National’s facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino.  In November 2004, Penn National Gaming agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the third quarter of 2005.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, risks related to the following: our ability to successfully complete the proposed acquisition of Argosy Gaming Company and to successfully integrate its operations; and our ability to successfully complete the proposed disposition of Argosy Casino-Baton Rouge, which is subject to the conditions noted herein.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

About Columbia Sussex Corporation

Columbia Sussex and its affiliates are one of the largest privately held hotel owners in the country, and one of Marriott Corporation’s top licensees.  Columbia Sussex and its affiliates operate 64 hotels, resorts and casinos in 28 states and overseas, including the Lighthouse Point Casino in Greenville, Mississippi, the Horizon Casino Resort in South Lake Tahoe and the Westin Casuarina property on Grand Cayman Island.  It has also recently opened the Westin Casuarina in Las Vegas, and purchased Bally’s New Orleans and Caesars Tahoe.

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